UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

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BAUSCH HEALTH COMPANIES INC.
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The attached presentation regarding our executive compensation program is to be provided to shareholders by Bausch Health Companies Inc. (the “Company”) on or after April 1, 2019, as part of the Company’s shareholder engagement program.

BHC Shareholder Engagement Executive Compensation Program

Agenda Introductions 2018 Summary Shareholder Outreach Executive Compensation Philosophy Evolution Pay Practices 2019 CEO Compensation General Discussion

Introductions Bausch Health Jerry Karabelas – Talent & Compensation Committee Chair Art Shannon – SVP, Head of Investor Relations and Global Communications Kelly Webber – SVP & Chief Human Resources Officer Investor/Proxy Advisor TBD – Portfolio Manager/lead TBD – Governance contact

2018 Summary In 2018 we continued to make significant progress towards our transformation, delivering total company organic growth for four consecutive quarters and setting the stage for future growth through new product launches. Accomplishments included: Repaid ~$1 billion in debt with cash generated from operations for total of $7.8 billion since Q1 2016 Completed ten new product launches, including two co-promotions; four Significant Seven products launched: VYZULTA®, LUMIFY®, AQUALOX® (SiHy daily) and BRYHALI® Resolved an additional 70 legacy legal matters, including XIFAXAN® IP litigation Grew R&D investment ~15% year over year Stabilized US workforce to at or below target rates and achieved employee engagement scores at or above pharmaceutical company norms for key satisfaction indicators

Shareholder Outreach We maintain a robust investor outreach program that enables us to obtain ongoing feedback on our executive compensation program In 2018, over 95% of the total shareholders’ votes cast voted in favor of our executive compensation program (“say-on-pay” vote) We believe these favorable results indicate positive recognition for the changes we initiated in 2016 to our executive compensation program, as well as continuing support for the program In 2018, we engaged in discussions with 12 large investors representing approximately 18% of ownership; broader outreach was sought, but certain advisors decided a meeting was not required Key shareholder feedback from 2018 includes: General acknowledgement of strong progress towards our transformation and the capability of our CEO and his executive team Recognition of the importance of senior leader retention in order to execute our transformation Support for how executive compensation program has evolved, including continued focus on long-term performance through a portfolio approach that is consistent across executive team Acknowledgment of the continued focus on maintaining alignment between shareholder interests and NEO long-term compensation

Executive Compensation Philosophy Bausch Health’s executive compensation philosophy is designed to attract, retain, and motivate our executives who are committed to the ongoing transformation of our company and improving people’s lives through our products. The program: Links executive compensation to long-term business performance Provides compensation opportunities that are competitive as compared to our peers Aligns the interests of our executives with those of our shareholders Balances appropriate risk-taking Incorporates shareholder feedback

Executive Compensation – Evolution Since 2016

2016

- Hired Joe Papa in May 2016 and granted equity package with a FMV of ~$52M ($10M options, $12M RSUs, $30M PSUs)
- Put in place new Talent & Compensation Committee (T&CC) beginning in June in conjunction with hiring of new CEO
- Reviewed executive compensation program and overall pay practices to ensure alignment with pharmaceutical industry best practice and representation of shareholder-friendly strategies; T&CC initiated program updates

2017

- Implemented new LTI program for senior leaders (~100 executives, excluding CEO and CFO) that better aligned with our business strategy and transformation plan
- Transitioned away from historical approach of providing front-loaded, multi-year grants
- Provided balanced portfolio of annual grants, consistent with shareholder feedback – 40% PSUs (75% ROTC / 25% TSR), 30% RSUs, 30% stock options
- Incentivized increase in share price over long-term, aided in retention, ensured stock ownership, and mitigated excessive risk taking with new approach

2018

- Continued annual LTI grants with balanced portfolio approach for senior leadership in Q1 2018
- Considered shareholder preference to bring CEO and CFO on annual LTI program – both received grants in Q1 2018
  - Granted CEO $10M with weighting of 60% in PSUs, 20% in RSUs, and 20% in stock options
  - Cancelled CEO's 2016 new hire PSU award (933,416 PSUs) and underlying shares permanently retired

2019

- Continued annual LTI grants with balanced portfolio approach for senior leadership in Q1 2019, including CEO and CFO
- Incorporated shareholder feedback in introducing relative TSR PSU metric (replacing Absolute TSR), with payout capped if absolute BHC TSR is negative over three-year period
  - Equally weighted PSUs between ROTC and Relative TSR metrics for senior leadership, including the CEO and CFO
- Updated annual incentive program to reward senior executive team based on total company results

Shareholder feedback solicited and factored into evolving executive compensation program

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BAUSCH+ Health

Pay Practices – What We Do Significant share ownership requirements ensures long-term orientation: CEO required to hold shares equal to six times base salary and other senior executives required to hold three times salary; Messrs. Papa, Herendeen, and Appio have satisfied this requirement, and our other NEOs are on track to achieve these guidelines within five years CEO purchased $5 million in shares upon hire with own money that must be held for four years; has subsequently purchased an additional ~$1.8 million in shares Performance-based equity – we grant performance share units with rigorous performance goals, that align the interest of our executives with our shareholders Capped award payouts – we set maximum award levels under our annual incentive program and performance share units Clawback policy – Board may require any employee who receives equity-based compensation to reimburse the company for conduct causing a material restatement or adjustment to financial statements or financial, operational, or reputational harm Double trigger following a change-in-control – no unvested equity awards accelerate upon a change in control, only upon a qualifying termination of employment Limited severance – severance arrangements are modest/in-line with market practice Independent compensation consultant – engaged an independent compensation consultant that has no other ties to us or to our management

Pay Practices – What We Don‘t Do No hedging or pledging of company shares No repricing of underwater stock options No excise tax gross-up for executives in the event of a change in control No single trigger vesting in the event of a change in control No dividends or dividend equivalents on unearned awards No supplemental executive retirement program No automatic or guaranteed salary increases

2019 CEO Compensation Mr. Papa’s salary and annual incentive opportunity remain unchanged for 2019 2019 LTI award of $10M was approved for Mr. Papa (accounting fair value ~$11.1m) Target award is competitive and commensurate with peers 2019 LTI award followed our portfolio approach – 60% awarded in PSUs, 20% in stock options, and 20% in restricted stock units Vast majority in performance-based awards (80% in total) A “portfolio” approach mitigates excessive risk taking; PSUs and stock options incentivize an increase in share price over the long term while RSUs aid in retention as the share price is growing PSU payout is weighted 50% on Relative TSR and 50% on Return on Tangible Capital (ROTC) goals, consistent with approach for senior leadership team PSU payouts will be capped at 100% of target if absolute TSR is negative over three-year period The use of ROTC, a leading indicator of share price performance, aligns LTI awards with our focus on improving tangible capital usage and allocation

General Discussion Questions? We welcome your feedback on our executive compensation program and any suggestions going forward